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                                                                    EXHIBIT 99.1

                                       [CORRECTIONS CORPORATION OF AMERICA LOGO]

News Release

Contact: Karin Demler, investor relations, 615-263-3005

             CORRECTIONS CORPORATION OF AMERICA PRICES SENIOR NOTES

NASHVILLE, TENN. - MARCH 9, 2005 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company") today announced the pricing of its offering of $375.0 million aggregate principal amount of 6.25% senior notes due 2013 in an institutional private placement, as previously announced. The issue price is 100% of the principal amount of the notes. The closing of the sale of the notes, which is subject to customary conditions, is expected to be on March 23, 2005. The Company plans to use the net proceeds of the offering to purchase any and all of the Company's $250.0 million 9.875% senior notes due 2009 that are tendered pursuant to the tender offer previously announced and to prepay at least $100.0 million in aggregate principal amount of the Company's existing term loans under the Company's senior secured credit facility.

The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The foregoing statements regarding the Company's intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company's ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control.

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